UNDERSTANDING BETWEEN TENGTU CHINA AND TENGTU
                INTERNATIONAL CORP. GOVERNING ACTIVITIES IN CHINA
             RELATING TO OPERATION MORNING SUN, NATIONAL CENTRE FOR
              AUDIO/VISUAL EDUCATION AND THE MINISTRY OF EDUCATION

1. All activities of Tengtu China, investments, agreements, contracts and undertakings entered into with the Ministry of Education for the purposes of Operation Morning Sun, NCAVE, China Broadband Education Resources Centre, Local Broadband Education Resources Centres and as otherwise contemplated in the understandings with the Ministry, will be conducted on behalf of TIC and TUC according to the joint venture agreement.

2. Tengtu China will operate in these activities as the joint- venture partner of TIC and all investments and revenues will be accounted for under the joint co-operation and management of Tengtu China and Tengtu International Corp., its controller and auditors. Tengtu China and TIC will establish systematic reporting and access to the accounts established for the business activities related to the Ministry of Education initiatives. This is most important for purposes of complying with the SEC Audit Regulations.

3. Tengu's partnership in the China Education Resources Centre will be understood to be 70% interest held by Tengtu China on behalf of the TUC joint-venture and 30% held by the Ministry of Education. Of the 70% held by Tengtu China, 57% will be held for and assigned to TIC and which will account for TIC's holding in the China Broadband Education Resources Centre of approximately 40% of the joint-venture with the Ministry.

4. It is the understanding of TC and TIC that both TUC parties will work towards consolidating the joint-venture into a single operating and incorporated entity as soon as conditions are favorable and compliance of such an undertaking can be met under the respective jurisdictions. In the meantime, both TC and TIC will operate on behalf of and in the interests of the TUC joint- venture, its partners and investors.

5. TIC agrees to raise 80 Million RMB which is the planned initial capital needed for the "Morning Sun Broadband Education Resources Centre" project to be established jointly with the NCAVE of the Ministry of Education of China. Above terms and conditions will become effective immediately upon the completion of the eighty million RMB financing to be raised by TIC on or before December 31, 2001.

/s/ ZHANG FANQI                                   /S/ PAK CHEUNG
---------------                                   --------------
Zhang Fanqi                                       Pak Cheung
Chairman and CEO                                  Chairman and CEO
Tengtu Culture & Education                        Tengtu International Corp.
Electronics Development Co., Ltd.

April 25.2001                                     April 25.2001


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